Filed Pursuant to Rule 433 Registration Statement No. 333-283969 Dated August 3, 2026

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity
Notes Linked to the Dow Jones Industrial Average® due June 1, 2029
Term Sheet to the Preliminary Pricing Supplement dated August 3, 2026

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Market Measure:	Dow Jones Industrial Average® (the “Index”) (Bloomberg Ticker: INDU)
Pricing Date:*	August 28, 2026
Issue Date:*	September 2, 2026
Face Amount and Original Offering Price:	$1,000 per note
Maturity Payment Amount (per Note):
•       If the ending level is greater than the starting level:
$1,000 + the lesser of (i) $1,000 × index return × upside participation rate; and
(ii) the maximum return;
•      If the ending level is less than or equal to the starting level:
$1,000
All payments on the notes are subject to the credit risk of the Bank.

Index Return:	The ending level minus the starting level divided by the starting level (expressed as a percentage)
Calculation Day:*	May 29, 2029, subject to postponement
Stated Maturity Date:*	June 1, 2029, subject to postponement
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Maximum Return:	At least 18.45% of the face amount (at least $184.50) per note, to be determined on the pricing date
Upside Participation Rate:	100%
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:**	Up to 3.075%; dealers, including Wells Fargo Advisors, LLC (“WFA”), will receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115N7G3 / US89115N7G33
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain notes, we may pay a fee of up to $2.00 per note to selected securities dealers for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile***
*** Assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.
If the ending level is less than or equal to the starting level, you will receive no positive return on the notes at maturity.
Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the face amount of the notes, depending on the performance of the Index from the starting level to the ending level. All payments on the notes are subject to the credit risk of the Bank.
Our estimated value of the notes at the time the terms of your notes are set on the pricing date is expected to be between $930.00 and $960.00 per note. The estimated value is expected to be less than the public offering price of the notes. See “Estimated Value of the Notes” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036126030987/ef20078830_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The notes have complex features and investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated February 26, 2025 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). The notes are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement and the prospectus. Please review those risk disclosures carefully.
Risks Relating To The Notes Generally
•	You May Receive No Positive Return On Your Notes At Maturity.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Index.
•	No Periodic Interest Will Be Paid On The Notes.
•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Notes
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.
Risks Relating To The Estimated Value Of The Notes And Any Secondary Market
•	The Estimated Value Of Your Notes Is Expected To Be Less Than The Original Offering Price Of Your Notes.
•	The Estimated Value Of Your Notes Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Notes And May Be Less Than The Estimated Value Of Your Notes.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market May Not Be Indicative Of Future Prices Of Your Notes.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Notes — Sales In The Secondary Market May Result In Significant Losses.
•	If The Level Of The Index Changes, The Market Value Of Your Notes May Not Change In The Same Manner.
Risks Relating To The Index
•	The Index Reflects Price Return Only And Not Total Return.
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Index.
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.
•	Changes That Affect An Index May Adversely Affect The Value Of The Notes And Any Payments On The Notes.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In Any Index.
•	We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Notes.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•	The Tax Consequences Of An Investment In The Notes Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.